UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015 (June 22, 2015)

Rally Software Development Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35868	84-1597294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3333 Walnut Street Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 565-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of Material Definitive Agreement.

On June 22, 2015, as a required condition to the closing of merger contemplated in the Acquisition Agreement dated as of May 27, 2015, by and between Rally Software Development Corp. (the “Company”), CA, Inc. and Grand Prix Acquisition Corp., the Company terminated its Credit Agreement with Wells Fargo Bank, National Association (the “Credit Agreement”).  The Credit Agreement provided for a secured revolving credit facility in an amount of up to $15.0 million, including a sublimit of $5.0 million for the issuance of sight commercial and standby letters of credit (the “Credit Facility”). The Company had not drawn on the Credit Facility and there was no payment obligation upon termination.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On June 24, 2015, the Company held its 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) for the following purposes:

•                  to elect two nominees for director, each to serve until the 2018 Annual Meeting of Stockholders and until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal;

•                  to ratify the selection by the Audit Committee of the Board of Directors of the Company of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending January 31, 2016.

At the 2015 Annual Meeting, each of Mark T. Carges and Margaret E. Porfido was re-elected as a director of the Company. The stockholders of the Company ratified the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 31, 2016. The final voting results on each of the matters submitted to a vote of stockholders at the 2015 Annual Meeting are as follows:

	For	Withheld	Broker Non- Votes

1. Election of Directors
Mark T. Carges	17,224,080	351,462	5,853,899
Margaret E. Porfido	17,220,958	354,584	5,853,899

	For	Against	Abstentions	Broker Non- Votes

2. Ratification of KPMG LLP as independent registered public accounting firm for fiscal year ending January 31, 2016	22,431,778	877,165	120,498	—

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rally Software Development Corp.

Dated: June 26, 2015
	By:	/s/ James M. Lejeal
James M. Lejeal
Chief Financial Officer and Treasurer

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